                                                                      Exhibit 11

                       Horace Mann Educators Corporation
                      Computation of Net Income per Share
        For the Three and Nine Months Ended September 30, 2000 and 1999
                 (Amounts in thousands, except per share data)

                                                    Three Months Ended            Nine Months Ended
                                                       September 30,                 September 30,
                                                 ------------------------       -------------------------
                                                   2000           1999            2000           1999
                                                   ----           ----            ----           ----
Basic - assumes no dilution:

Net income (loss) for the period                 $ 12,207       $ (5,458)       $ 34,615       $ 22,015
                                                 --------       --------        --------       --------

Weighted average number of common
 shares outstanding during the period              40,550         41,026          40,872         41,318
                                                 --------       --------        --------       --------

Net income (loss) per share - basic              $   0.30       $  (0.13)       $   0.85       $   0.53
                                                 ========       ========        ========       ========

Diluted - assumes full dilution:

Net income (loss) for the period                 $ 12,207       $ (5,458)       $ 34,615       $ 22,015
                                                 --------       --------        --------       --------

Weighted average number of common
 shares outstanding during the period              40,550         41,026          40,872         41,318
Weighted average number of common
 equivalent shares to reflect the dilutive
 effect of common stock equivalent securities:
   Stock options                                       48            451              58            395
   Common stock units related to Deferred
     Equity Compensation Plan for Directors           102             66             102             66
   Common stock units related to Deferred
     Compensation Plan for Employees                    8              6               8              6
   Warrants                                             -             98               -             96
                                                 --------       --------        --------       --------
Total common and common equivalent
 shares adjusted to calculate diluted
 earnings per share                                40,708         41,647          41,040         41,881
                                                 --------       --------        --------       --------

Net income (loss) per share - diluted            $   0.30       $  (0.12)       $   0.84       $   0.53
                                                 ========       ========        ========       ========

Percentage of dilution compared
 to basic net income (loss) per share                 0.0%           7.7%            1.2%           0.0%